Exhibit 10.1

May 3, 2023

EXTENSION REQUEST

Citibank, N.A.,

as Administrative Agent

One Penns Way, OPS 2/2

New Castle, Delaware 19720

Attention: Bank Loan Syndications

Five Year Credit Agreement dated as of May 21, 2021 (as amended or modified from time to time, the “Credit Agreement”) among GATX Corporation, a New York corporation, the Lenders parties thereto and Citibank, N.A., as administrative agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning unless otherwise defined herein, and all references to Sections herein are references to Sections of the Credit Agreement.

Pursuant to Section 2.19(a), the Company hereby provides notice of its desire to extend the Termination Date to May 21, 2028.

The Company hereby instructs the Administrative Agent to notify each of the Lenders of the receipt of this Extension Request by providing each such Lender with a copy of this Extension Request, and to further instruct each Lender to indicate its acceptance or rejection of this Extension Request on or before May 19, 2023 (the “Extension Date”).

As required by Section 3.02, the Company hereby confirms that:

(a) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (d)(ii) thereof and in subsection (f) thereof) are correct on and as of the Extension Date, before and after giving effect to the Commitment extension, as though made on and as of the Extension Date, except to the extent such representation or warranty related to a specific earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date, and

(b) no event has occurred and is continuing, or would result from the Commitment extension, that constitutes a Default.

GATX CORPORATION

By:	/s/ Jennifer Van Aken
Name: Jennifer Van Aken
Title: SVP, Treasurer & CRO

cc:	Richard Rivera
388 Greenwich Street
New York, NY 10009